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                                                                   EXHIBIT 99
[LOGO OF MCLEOD, INC. APPEARS HERE]                                PRESS RELEASE



( BW)(MCLEOD)(MCLD) McLeod, Inc. Announces Proposed Private Debt Offering

          CEDAR RAPIDS, Iowa--(BUSINESS WIRE)--Feb. 18, 1997--McLeod, Inc. (NASDAQ/NMS:MCLD), announced today its plans to raise approximately $200 million in a proposed private offering of senior discount notes due 2007 (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933), (ii) to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) and (iii) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act of 1933.

          McLeod, Inc. intends to use the proceeds from the proposed private offering to fund development and construction costs of its fiber optic network; market expansion activities of its telecommunications business; potential acquisitions, joint ventures and strategic alliances; the acquisition of PCS licenses and related development, construction and operation costs; construction of its corporate headquarters buildings; and for additional working capital and general corporate purposes, including funding operating deficits and net losses.

          The senior discount notes proposed to be offered by McLeod, Inc. will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed senior discount notes.

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          CONTACT: McLeod, Inc.
                   Press and Investor Contact: Casey D. Mahon
                   Phone:(319) 364-0000
                   FAX:(319) 298-7767